As filed with the Securities and Exchange Commission on October 3, 2011	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-0422894 (I.R.S. Employer Identification Number)

750 Lexington Avenue, 25th Floor

New York, New York  10022

(Address of Principal Executive Offices)

Employment Inducement Award

(Full Title of the Plan)

Jack Sarno, Esq.

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York  10022

(Name and Address of Agent for Service)

(212) 754-2233

(Telephone Number, Including Area Code,

of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	200,000	(2)	$(3)	$1,473,500	$168.87
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (a) 150,000 shares of Class A Common Stock issuable upon exercise of a stock option and (b) 50,000 shares of Class A Common Stock issuable upon vesting of restricted stock units, in each case, that are intended to be granted to Grier C. Raclin as an employment inducement award in connection with the commencement of Mr. Raclin’s employment with the Registrant as Senior Vice President and General Counsel.

(3)

Estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457 promulgated under the Securities Act, based on (i) with respect to the 150,000 shares of Class A Common Stock being registered that are issuable upon exercise of the stock option referred to herein, the exercise price of such option of $7.37; and (ii) with respect to the 50,000 shares of Class A Common Stock that are issuable upon vesting of the restricted stock units as described herein, the average of the high and low sales prices per share for the Class A Common Stock reported on the Nasdaq Global Select Market on September 30, 2011, which is within five (5) business days prior to the date of this Registration Statement, of $7.37.

EXPLANATORY NOTE

The Registrant intends to make the following equity compensation grants to Grier C. Raclin as an inducement to his entering into employment with the Registrant as Senior Vice President and General Counsel:

(i)                                     a stock option to purchase 150,000 shares of the Registrant’s Class A Common Stock, at an exercise price of $7.37 per share; and

(ii)                                  50,000 restricted stock units.

The foregoing grants were approved by the Compensation Committee of the Registrant’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders.  This Registration Statement registers the shares of Class A Common Stock issuable upon exercise of the foregoing option and the shares of Class A Common Stock issuable upon vesting of the foregoing restricted stock units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grants, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

•                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 1, 2011;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on August 9, 2011;

•                  The Registrant’s Current Reports on Form 8-K filed on March 1, 2011, March 14, 2011, April 27, 2011, May 10, 2011, May 13, 2011, June 9, 2011, July 26, 2011, August 9, 2011, August 18, 2011, August 31, 2011 and October 3, 2011, except that information furnished to the SEC under Item 2.02 or Item 7.01 in Current Reports on Form 8-K, and any exhibit relating to such information, filed prior to, on or subsequent to the date of this Registration Statement, is not incorporated by reference into this Registration Statement; and

•                  The description of the Registrant’s Class A Common Stock contained in the latest registration statement of the Registrant with respect to such Class A Common Stock filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 28, 2002, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The Registrant will furnish to each person, including any beneficial owner, to whom this document is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

(212) 754-2233

Attn:  Corporate Secretary

The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

During the first quarter of 2011, the Registrant reviewed the allocation of overhead expenses to its three reportable segments (Printed Products Group, Lottery Systems Group and Diversified Gaming Group) in light of the realignment of its management structure.  Based on this review, the Registrant determined to no longer allocate certain overhead expenses to its reportable segments. This change, which was effective January 1, 2011, was reflected prospectively beginning with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (filed on May 10, 2011 and incorporated by reference in this registration statement), but is not reflected in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed on March 1, 2011 and incorporated by reference in this registration statement).  This change had no impact on the Company’s consolidated balance sheets or its statements of operations, cash flows or changes in stockholders’ equity for any periods.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock offered hereby has been passed upon for the Registrant by Ira H. Raphaelson, Vice President, General Counsel and Secretary of the Registrant.  Mr. Raphaelson owns 89,492 shares of Class A Common Stock, 123,201 shares of Class A Common Stock underlying unvested restricted stock units, and options to purchase 43,084 shares of Class A Common Stock.  Except for 22,377 performance-conditioned restricted stock units awarded in March 2011 (the vesting of which shall be conditioned on determination in 2012 that the applicable performance condition has been satisfied, or otherwise such award shall be cancelled), unvested equity awards held by Mr. Raphaelson immediately prior to his contemplated separation date (November 1, 2011) will become fully vested on his separation date.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The bylaws of the Registrant provide for indemnification of its directors, officers, employees and other agents of the Registrant for such liabilities in such manner under such circumstances and to the extent permitted by Section 145 of the DGCL. The bylaws of the Registrant also provide that the Board of Directors of the Registrant may authorize the purchase and maintenance of insurance for the purpose of such indemnification.

The Registrant’s certificate of incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the directors and officers thereof, covering certain third-party claims which may be asserted against such entities, directors and/or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description

4.1	Form of Inducement Equity Award Agreement between the Registrant and Grier C. Raclin

5.1	Opinion of counsel as to validity of the shares of Class A Common Stock covered by this Registration Statement.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

23.3	Consent of counsel (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in Signature Page hereto).

Item 9.   Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 30th day of September, 2011.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin

Name:	Jeffrey S. Lipkin

Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Jeffrey S. Lipkin, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including posteffective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 30, 2011 in the capacities indicated.

Signature	Title

/s/ A. Lorne Weil	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)
A. Lorne Weil

/s/ Jeffrey S. Lipkin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Jeffrey S. Lipkin

/s/ Jeffrey B. Johnson	Vice President Finance, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jeffrey B. Johnson

/s/ Michael R. Chambrello	Chief Executive Officer—Asia-Pacific Region and Director
Michael R. Chambrello

/s/ Peter A. Cohen	Vice Chairman of the Board of Directors and Director
Peter A. Cohen

Director
Gerald J. Ford

/s/ David L. Kennedy	Chief Administrative Officer, Vice Chairman of the Board of Directors and Director
David L. Kennedy

/s/ J. Robert Kerrey	Director
J. Robert Kerrey

Director
Ronald O. Perelman

Director
Michael J. Regan

/s/ Barry F. Schwartz	Director
Barry F. Schwartz

Director
Eric M. Turner

Director
Frances F. Townsend

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Inducement Equity Award Agreement between the Registrant and Grier C. Raclin

5.1	Opinion of counsel as to validity of the shares of Class A Common Stock covered by this Registration Statement.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

23.3	Consent of counsel (included in Exhibit 5.1 above).

24.1	Power of Attorney (contained in Signature Page hereto).